UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2013

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Long-Term Incentive Compensation.

On March 8, 2013, the Board of Directors of Resolute Energy Corporation (the “Company”) and its Compensation Committee approved certain long-term incentive grants to the executive officers of the Company (including the Named Executive Officers) under the Company’s 2009 Performance Incentive Plan, as amended (the “Plan”).

The awards consist of grants of restricted stock, two-thirds of which vest by the passage of time (“Time Vested Shares”) and one-third of which vest only upon achievement of specified thresholds of cumulative total shareholder return (“TSR”) as compared to a specified peer group (the “Performance Vested Shares”). A TSR percentile (the “TSR Percentile”) is calculated based on the change in the value of the Company’s common stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 17 peer companies. The Time Vested Shares vest automatically in three installments upon the one-, two- and three-year anniversaries of the grant date. The Performance Vested Shares vest in three installments to the extent that the applicable TSR Percentile ranking thresholds are met upon the one-, two- and three-year anniversaries of the grant date. Performance Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date. All Performance Vested Shares that do not vest as of the final vesting date will be forfeited on such date.

The awards also consist of the right to earn additional shares of common stock upon achievement of a higher TSR Percentile (“Outperformance Shares”). The Outperformance Shares are earned in increasing increments based on a TSR Percentile attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Percentile ranking thresholds are met in three installments on the one-, two- and three-year anniversaries of the grant date. Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date. The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date.

The vesting schedule for the above awards continues as long as the recipient is employed by the Company or, in the case of certain executive officers, effects a qualifying retirement. Any unvested shares are forfeited upon a recipient’s termination of employment with the Company, other than in the event of a qualifying retirement. Upon death or disability, all Time Vested Shares and Performance Vested Shares shall vest, but any unearned Outperformance Shares are no longer eligible to be earned. Upon a change in control (as defined by the Plan), all Time Vested Shares and Performance Vested Shares vest on the terms set forth in the Plan, and any unearned Outperformance Shares will vest to the extent that the applicable performance thresholds are met in the change in control transaction.

The 2013 equity awards were as follows:

Executive Officer	Total Shares of Restricted Stock	Overperformance Share Rights
Nicholas J. Sutton, Chief Executive Officer	335,991	111,997
James M. Piccone, President	189,066	63,022
Richard F. Betz, Executive Vice President and Chief Operating Officer	119,590	39,863
Theodore Gazulis, Executive Vice President and Chief Financial Officer	119,590	39,863
Michael N. Stefanoudakis, Senior Vice President, General Counsel and Secretary	72,618	22,779
Bob Brady, Jr., Vice President, Operations	63,484	17,084
James A.Tuell, Vice President and Chief Accounting Officer	44,990	13,952

The foregoing is merely a summary of the terms of the 2013 equity awards made to the Company’s executive officers, which awards are governed in all respects by the terms of the Plan and the applicable Equity Incentive Grant Agreement, and the above summary is qualified in its entirety by reference thereto. The Form of Equity Incentive Grant Agreement is attached hereto as Exhibit 4.1 and incorporated hereby by reference. The Board of Directors also approved a new form of Restricted Stock Agreement for use with respect to all restricted stock grants to non-officer employees of the Company (attached hereto as Exhibit 4.2).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Equity Incentive Grant Agreement

4.2	Form of Restricted Stock Agreement for Employees

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2013

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Equity Incentive Grant Agreement

4.2	Form of Restricted Stock Agreement for Employees